ManorCare
News Release

For Immediate Release

Contact:
Geoffrey G. Meyers, Chief Financial Officer
419/252-5545
e-mail gmeyers@hcr-manorcare.com

Joseph H. Lemieux to Retire from the Manor Care Board;
Mary Taylor Behrens and Richard C. Tuttle Elected to Board

TOLEDO, Ohio, December 2, 2004 – Manor Care, Inc. (NYSE:HCR) announced today that Joseph H. Lemieux will be retiring from the company’s board of directors effective February 28, 2005. The company also announced that Mary Taylor Behrens and Richard C. Tuttle have been elected to the board.

Mr. Lemieux is the former chairman of the board and CEO of Owens-Illinois, Inc., from which he retired earlier this year. Mr. Lemieux has been a member of Manor Care’s board since the company went public in 1991, and was an especially valuable advisor to company management in Manor Care’s early years. “As a member of our board, Joe Lemieux’s sage advice and insights have been an integral part of Manor Care’s growth from a $475 million company in 1991 to one with annual revenues exceeding $3 billion,” said Paul A. Ormond, chairman, president and CEO of Manor Care. “His contributions to the board and the success of our company are greatly appreciated and will be missed.”

Ms. Behrens is president of Newfane Advisors, Inc., a private consulting firm. She formed Newfane Advisors after 13 years as a senior executive with Merrill Lynch & Co., Inc. with responsibilities that included serving as head of human resources and head of Merrill Lynch Investment Managers’ Americas Region. She also served as a managing director in Merrill Lynch’s Healthcare Investment Banking Group.

-More-

Manor Care Announces Board Changes, Page 2

Mr. Tuttle is co-founder of Prospect Partners, LLC, a private equity firm. Prior to forming Prospect Partners in 1997, Mr. Tuttle had extensive corporate and private equity experience in development, acquisitions and business strategy.

Manor Care, Inc., through its operating group HCR Manor Care, is the leading owner and operator of long-term care centers in the United States. The company’s nearly 60,000 employees provide high-quality care for patients, residents and clients through a network of more than 500 skilled nursing centers, assisted living facilities, outpatient rehabilitation clinics, and hospice and home health care offices. Alliances and other ventures supply high-quality pharmaceutical products and management services for professional organizations. The company operates primarily under the respected Heartland, ManorCare and Arden Courts names. Manor Care is committed to being the preeminent care provider in the industry. Shares are traded on the New York Stock Exchange under the ticker symbol HCR.